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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 9)*


                              WEST COAST BANCORP
                                 ------------
                               (Name of Issuer)


                          COMMON STOCK, NO PAR VALUE
                                 ------------
                        (Title of Class of Securities)


                                 952143-10-5
                                 ------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                              Page 1 of 5 Pages
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CUSIP No. 952143-10-5
                                     13G

1.      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          RONALD WHITE
          ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
          NOT A MEMBER OF A GROUP

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
          UNITED STATES

                                 ------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER:

          890,281

6.      SHARED VOTING POWER:
         -0-

7.      SOLE DISPOSITIVE POWER:

         890,281

8.      SHARED DISPOSITIVE POWER:
        -0-
                                 ------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON:
         885,119       NOTE: SEE ATTACHMENT "A"

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*:
         Does not include 3,750 shares held by Mr. White as a trustee for another person, as to which Mr. White disclaims beneficial ownership.

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

         9.58

12.     TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages
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ATTACHMENT "A"


Includes 98,092 shares which Mr. White has a right to acquire within 60 days of December 31, 1993, pursuant to the exercise of stock options or conversion of 10% convertible subordinated debentures due 1996.

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ITEM  1.  INFORMATION REGARDING ISSUER
      (a)   NAME:   WEST COAST BANCORP
      (b)   ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

                4770 CAMPUS DRIVE, SUITE 100
                NEWPORT BEACH, CA  92660-1833

ITEM  2.  INFORMATION REGARDING PERSON FILING
      (a)   NAME:   RONALD R. WHITE

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                282 SOUTH ANITA DRIVE
                ORANGE, CA  92668

      (c)   CITIZENSHIP:    UNITED STATES

      (d)   TITLE OF CLASS OF SECURITIES:
                COMMON STOCK, NO PAR VALUE

      (e)   CUSIP NUMBER:   952143-10-5

ITEM  3.  DESIGNATED SPECIAL PERSON
                NOT APPLICABLE

ITEM  4.  OWNERSHIP
                SEE ITEMS 5-11 ON COVER PAGE WHICH ARE INCORPORATED HEREIN BY THIS REFERENCE

ITEM  5.  OWNERSHIP OF 5% OR LESS OF A CLASS
                NOT APPLICABLE

ITEM  6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
                NOT APPLICABLE

                               Page 4 of 5 Pages
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ITEM  7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  NOT APPLICABLE

ITEM  8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  NOT APPLICABLE

ITEM  9.  NOTICE OF DISSOLUTION OF GROUP
                  NOT APPLICABLE

ITEM 10.  CERTIFICATION
                  NOT APPLICABLE

SIGNATURE

After a reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:          February 10, 1994
                 Providing information
                 As of December 31, 1993


                                  BY:     RONALD R. WHITE
                                          -------------------------
                                          RONALD R. WHITE


                               Page 5 of 5 Pages